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                                                                    EXHIBIT 11.1
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COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

(In millions, except per share data)

                                          Year ended
                                         December 31,
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                                       1996  1995  1994
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
EARNINGS
 Income from continuing operations     $ 575 $ 371 $ 406
 Total discontinued operations            94   278   190
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 Net income available for common stock $ 669 $ 649 $ 596
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SHARES
 Average common shares outstanding       272   277   280
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PRIMARY EARNINGS PER COMMON SHARE
 INCOME FROM CONTINUING OPERATIONS     $2.11 $1.34 $1.45
 TOTAL DISCONTINUED OPERATIONS          0.35  1.01  0.68
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 NET INCOME                            $2.46 $2.35 $2.13
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

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